Exhibit 99.1
Contact:
Michael Watts
Vice president, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Financial Results for the First Quarter of 2011
— Company Posts Non-GAAP EPS of $0.54, 13% Higher than in the Prior Year Period, and GAAP EPS of $0.48 —
— Record Total Revenues of $143.0 Million Driven by Acquisition of GTI,
Growth in PRODESSE and APTIMA Franchises —
SAN DIEGO, CA, April 28, 2011 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported financial results for the first quarter of 2011, highlighted by record total revenues of $143.0 million and non-GAAP earnings per share (EPS) of $0.54, 13% higher than in the prior year period.
“Gen-Probe posted solid financial results in the first quarter of 2011, including all-time highs in product sales and total revenues, based on the acquisition of GTI and good growth from our PRODESSE influenza and APTIMA women’s health products,” said Carl Hull, the Company’s president and chief executive officer. “In addition, all our major pipeline initiatives remain on track, with an important new product cycle just beginning.”
Key financial results for the first quarter of 2011 were ($ in millions, except EPS):

	Non-GAAP			GAAP
	2011	2010	Change	2011	2010	Change

Product sales	$138.1	$130.6	+6%	$138.1	$130.6	+6%
Total revenues	$143.0	$135.4	+6%	$143.0	$135.4	+6%
Operating profit	$38.9	$33.7	+15%	$34.7	$31.4	+11%
Net income	$26.6	$24.0	+11%	$23.3	$24.2	-4%
EPS	$0.54	$0.48	+13%	$0.48	$0.48	0%
Revenue Detail
Clinical diagnostics product sales established a new record in the first quarter of 2011. Growth of 15% was driven by sales of GTI products, which were not part of Gen-Probe in the prior year period, by the PRODESSE influenza franchise, and by the APTIMA Combo 2® assay for detecting Chlamydia and gonorrhea. Foreign currency fluctuations had a minimal effect on clinical diagnostics sales compared to the prior year period.
In blood screening, sales declined compared to the first quarter of 2010, as expected, due mainly to lower sales of instruments to Novartis, the Company’s blood screening collaborator. Foreign currency fluctuations reduced blood screening sales by an estimated $0.3 million, or less than 1%, compared to the prior year period.

Sales of research products and services in the first quarter of 2011 were $3.1 million, down 24% compared to the prior year period due to continued weakness in pharmaceutical outsourcing.
First quarter product sales were ($ in millions):

	Three Months Ended March 31,		Change
			As	Constant
	2011	2010	Reported	Currency

Clinical Diagnostics	$88.3	$76.9	+15%	+15%
Blood Screening	$46.7	$49.6	-6%	-5%
Research Products and Services	$3.1	$4.1	-24%	-25%

Total Product Sales	$138.1	$130.6	+6%	+6%
Collaborative research revenues in the first quarter of 2011 were $3.6 million, compared to $3.3 million in the prior year period, an increase of 9% that resulted primarily from increased funding from Novartis associated with the development of the fully automated PANTHER™ instrument and the PROCLEIX® ULTRIO® Plus assay for the blood screening market.
Royalty and license revenues in the first quarter of 2011 were $1.4 million, compared to $1.6 million in the prior year period, a decrease of 13% that resulted from the combined effect of several small items.
GAAP Income Statement Details
Gross margin on product sales was 69.6% in the first quarter of 2011, compared to 67.3% in the prior year period. This increase resulted mainly from a favorable product sales mix, namely higher sales of PRODESSE and APTIMA products, and lower sales of instrumentation.
Acquisition-related amortization expenses were $2.8 million in the first quarter of 2011, compared to $2.2 million in the prior year period, an increase of 27% that resulted mainly from the acquisition of GTI in December of 2010.
Research and development (R&D) expenses were $29.0 million in the first quarter of 2011, compared to $29.7 million in the prior year period, a decrease of 2% that resulted primarily from lower clinical trial expenses.
Marketing and sales expenses were $16.5 million in the first quarter of 2011, compared to $14.8 million in the prior year period, an increase of 12% that resulted primarily from the addition of GTI’s cost structure, and European sales force expansion and market development efforts.
General and administrative (G&A) expenses were $18.2 million in the first quarter of 2011, compared to $14.7 million in the prior year period, an increase of 24% that resulted primarily from the addition of GTI’s cost structure and costs associated with the Company’s patent infringement litigation against Becton, Dickinson.
Total other income was $0.4 million in the first quarter of 2011, compared to $4.9 million in the prior year period. This significant decrease resulted primarily from the absence of a non-cash gain related to a change in the fair value of contingent consideration, lower net realized gains on sales of marketable securities, lower yields on the Company’s municipal bond portfolio, and lower investment balances due to cash used for share repurchases and the acquisition of GTI.
Income tax expense was $11.8 million in the first quarter of 2011, corresponding to a tax rate of 34%.

Non-GAAP Income Statement Details
Excluding $0.1 million of acquisition-related depreciation expense, gross margin on product sales was 69.7% in the first quarter of 2011, compared to 67.4% in the prior year period.
Excluding transaction-related and restructuring costs, G&A expenses were $16.8 million in the first quarter of 2011, compared to $14.7 million in the prior year period.
Total other income was $0.4 million in the first quarter of 2011, compared to $3.2 million in the prior year period. The prior year amount excludes the non-cash gain related to a change in the fair value of contingent consideration.
Income tax expense was $12.8 million in the first quarter of 2011, corresponding to a tax rate of 32%.
Cash Flows and Balance Sheet
In the first quarter of 2011, Gen-Probe generated net cash of $40.1 million from operating activities, substantially higher than GAAP net income of $23.3 million. The Company spent $10.8 million on property, plant and equipment in the quarter, leading to free cash flow of $29.3 million. The Company repurchased approximately 756,000 shares of its stock in the first quarter for $48.0 million.
Gen-Probe continues to have a strong balance sheet. As of March 31, 2011, the Company had $491.3 million of cash, cash equivalents and marketable securities, and $250 million of short-term debt. The Company pays interest on this debt at a rate 0.6% above the one-month London Interbank Offered Rate (LIBOR), which was recently below 0.3%.
2011 Financial Guidance
Gen-Probe is reiterating its 2011 financial guidance, which was introduced on February 15.
“We continue to anticipate that 2011 will be a good year financially for Gen-Probe,” said Herm Rosenman, the Company’s senior vice president, finance, and chief financial officer. “We forecast continued, high-single-digit growth in product sales. We also expect improving gross and operating margins to drive solid earnings growth, despite increased legal expenses and substantially lower non-operating income.”
Gen-Probe’s 2011 financial guidance is provided in the table below:

	Non-GAAP	GAAP

Total revenues	$570 to $595 million	$570 to $595 million
Product gross margins	68% to 69.5%	68% to 69.5%
Acquisition-related amortization and other transaction expense	N/A	$13 to 14 million
Operating margin	27% to 29%	25% to 27%
Tax rate	32% to 33%	32% to 33%
Diluted shares	48 to 49 million	48 to 49 million
EPS	$2.28 to $2.40	$2.06 to $2.20

Webcast Conference Call
A live webcast of Gen-Probe’s first quarter 2011 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. Call 800-839-5573 (domestic) or 402-220-2075 (international).
About Gen-Probe
Gen-Probe is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. Gen-Probe is headquartered in San Diego and employs approximately 1,400 people. For more information, go to www.gen-probe.com.
About Non-GAAP Financial Measures
Gen-Probe’s management believes that non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of core business results. To supplement the Company’s financial results for the first quarter of 2011 and its 2011 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP gross margin, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP operating margin, non-GAAP income tax rate, and non-GAAP EPS. Gen-Probe’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Further, our reconciliations of non-GAAP to GAAP operating results, which are included on the attached tables, are presented in the format of consolidated statements of income solely to assist a reader in understanding the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our non-GAAP operating results.
Trademarks
APTIMA, APTIMA COMBO 2, TIGRIS and PANTHER are trademarks of Gen-Probe. All other trademarks are the property of their owners.

Caution Regarding Forward-Looking Statements
Any statements in this news release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “2011 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, the development and commercialization of new products, regulatory approvals, future milestones, growth opportunities, and plans of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2011 financial targets, (ii) the risk that we may not integrate acquisitions, such as Tepnel, Prodesse and GTI, successfully, (iii) the possibility that the market for the sale of our new products, such as our PANTHER instrument system and PROGENSA PCA3, APTIMA HPV and APTIMA trichomonas assays, may not develop as expected, (iv) the enhancement of existing products and the development of new products may not proceed as planned, (v) the risk that investigational products, including those now in US clinical trials, may not be approved by regulatory authorities or become commercially available in the time frame we anticipate, or at all, (vi) the risk that we may not be able to compete effectively, (vii) the risk that we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) our dependence on Novartis and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales, (xi) changes in government regulation or tax policy affecting our diagnostic products could harm our sales, increase our development costs or increase our taxes, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. This list includes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets — GAAP
(In thousands, except share and per share data)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$93,563	$59,690
Marketable securities	177,908	170,648
Trade accounts receivable, net of allowance for doubtful accounts of $405 and $355 at March 31, 2011 and December 31, 2010, respectively	59,633	54,739
Accounts receivable — other	3,548	5,493
Inventories	65,180	66,416
Deferred income tax	13,774	13,634
Prepaid income tax	26	2,993
Prepaid expenses	13,837	11,672
Other current assets	5,698	5,148

Total current assets	433,167	390,433
Marketable securities, net of current portion	219,808	259,317
Property, plant and equipment, net	163,538	160,863
Capitalized software, net	14,014	13,981
Patents, net	12,327	12,450
Goodwill	150,639	150,308
Purchased intangibles, net	118,338	120,270
License, manufacturing access fees and other assets, net	62,427	60,175

Total assets	$1,174,258	$1,167,797

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,471	$14,614
Accrued salaries and employee benefits	19,066	26,825
Other accrued expenses	16,768	13,935
Income tax payable	7,649	634
Short-term borrowings	250,000	240,000
Deferred income tax	91	—
Deferred revenue	1,460	1,166

Total current liabilities	306,505	297,174
Non-current income tax payable	8,864	8,315
Deferred income tax	27,308	29,775
Deferred revenue, net of current portion	2,318	2,500
Other long-term liabilities	7,149	6,654
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 47,663,833 and 47,966,156 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	5	5
Additional paid-in capital	172,133	195,820
Accumulated other comprehensive (loss) income	(177)	678
Retained earnings	650,153	626,876

Total stockholders’ equity	822,114	823,379

Total liabilities and stockholders’ equity	$1,174,258	$1,167,797

Gen-Probe Incorporated
Consolidated Statements of Income — GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Product sales	$138,112	$130,569
Collaborative research revenue	3,568	3,264
Royalty and license revenue	1,358	1,586

Total revenues	143,038	135,419
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	41,943	42,661
Acquisition-related intangible amortization	2,805	2,216
Research and development	28,963	29,681
Marketing and sales	16,522	14,781
General and administrative	18,153	14,679

Total operating expenses	108,386	104,018

Income from operations	34,652	31,401
Other income (expense):
Investment and interest income	735	3,898
Interest expense	(503)	(546)
Gain on contingent consideration	—	1,745
Other income (expense), net	177	(159)

Total other income, net	409	4,938

Income before income tax	35,061	36,339
Income tax expense	11,784	12,146

Net income	$23,277	$24,193

Net income per share:
Basic	$0.49	$0.49

Diluted	$0.48	$0.48

Weighted average shares outstanding:
Basic	47,861	49,233

Diluted	49,004	49,739

Gen-Probe Incorporated
Consolidated Statements of Income — Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2011			March 31, 2010
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP
Revenues:
Product sales	$138,112	$—	$138,112	$130,569	$—	$130,569
Collaborative research revenue	3,568	—	3,568	3,264	—	3,264
Royalty and license revenue	1,358	—	1,358	1,586	—	1,586

Total revenues	143,038	—	143,038	135,419	—	135,419
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	41,852	91	41,943	42,570	91	42,661
Acquisition-related intangible amortization	—	2,805	2,805	—	2,216	2,216
Research and development	28,963	—	28,963	29,681	—	29,681
Marketing and sales	16,522	—	16,522	14,781	—	14,781
General and administrative	16,800	1,353	18,153	14,652	27	14,679

Total operating expenses	104,137	4,249	108,386	101,684	2,334	104,018

Income from operations	38,901	(4,249)	34,652	33,735	(2,334)	31,401
Other income (expense):
Investment and interest income	735	—	735	3,898	—	3,898
Interest expense	(503)	—	(503)	(546)	—	(546)
Gain on contingent consideration	—	—	—	—	1,745	1,745
Other income (expense), net	177	—	177	(159)	—	(159)

Total other income, net	409	—	409	3,193	1,745	4,938

Income before income tax	39,310	(4,249)	35,061	36,928	(589)	36,339
Income tax expense	12,756	(972)	11,784	12,957	(811)	12,146

Net income	$26,554	$(3,277)	$23,277	$23,971	$222	$24,193

Net income per share:
Basic	$0.55	$(0.06)	$0.49	$0.49	$—	$0.49

Diluted	$0.54	$(0.06)	$0.48	$0.48	$—	$0.48

Weighted average shares outstanding:
Basic	47,861	—	47,861	49,233	—	49,233

Diluted	49,004	—	49,004	49,739	—	49,739

Gen-Probe Incorporated
Consolidated Statements of Cash Flows — GAAP
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Operating activities:
Net income	$23,277	$24,193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,345	11,308
Amortization of premiums on investments, net of accretion of discounts	2,673	2,216
Stock-based compensation	6,036	5,902
Excess tax benefit from employee stock-based compensation	(1,425)	(1,596)
Deferred revenue	97	(833)
Deferred income tax	(615)	(1,360)
Gain on contingent consideration	—	(1,745)
Loss on disposal of property and equipment	24	47
Changes in assets and liabilities:
Trade and other accounts receivable	(2,816)	7,696
Inventories	3,420	1,110
Prepaid expenses	(2,116)	(2,200)
Other current assets	(536)	(95)
Other long-term assets	(132)	(257)
Accounts payable	(3,196)	(8,065)
Accrued salaries and employee benefits	(7,847)	(5,256)
Other accrued expenses	(40)	(1,630)
Income tax payable	11,500	11,827
Other long-term liabilities	456	(575)

Net cash provided by operating activities	40,105	40,687

Investing activities:
Proceeds from sales and maturities of marketable securities	30,460	139,425
Purchases of marketable securities	(5,731)	(71,390)
Purchases of property, plant and equipment	(10,762)	(7,828)
Purchases of capitalized software	(780)	(1,089)
Purchases of intangible assets, including licenses and manufacturing access fees	(923)	(722)
Other	501	(310)

Net cash provided by investing activities	12,765	58,086

Financing activities:
Repurchase and retirement of common stock	(47,972)	(10,961)
Proceeds from issuance of common stock and employee stock purchase plan	17,390	16,912
Repurchase and retirement of restricted stock for payment of taxes	(358)	(39)
Excess tax benefit from employee stock-based compensation	1,425	1,596
Borrowings, net	10,000	—

Net cash (used in) provided by financing activities	(19,515)	7,508

Effect of exchange rate changes on cash and cash equivalents	518	(1,620)

Net increase in cash and cash equivalents	33,873	104,661
Cash and cash equivalents at the beginning of period	59,690	82,616

Cash and cash equivalents at the end of period	$93,563	$187,277